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                                                                    EXHIBIT 99.1

PRESS RELEASE                                                      TRADED:  NYSE
FOR IMMEDIATE RELEASE                                              SYMBOL:  ELK

FOR FURTHER INFORMATION:

Harold R. Beattie, Jr.
Sr. Vice President, Chief Financial Officer and Treasurer
(972) 851-0523

         ELCOR CORPORATION ISSUES $120,000,000 OF SENIOR UNSECURED NOTES

DALLAS, TEXAS, June 11, 2002 . . . . Elcor Corporation said today that it completed the issuance of $60,000,000 of its 7-year, 6.99% Senior Unsecured Notes due June 15, 2009, and $60,000,000 of its 10-year, 7.49% Senior Unsecured Notes due June 15, 2012, through a private placement transaction with a group of institutional investors. The Senior Unsecured Notes require no principal amortization prior to their respective maturity dates.

Net proceeds from the Senior Unsecured Notes were used to repay indebtedness outstanding under Elcor's existing Revolving Credit Facility. Elcor also reduced the total amount of the Revolving Credit Facility available for future borrowings from $175,000,000 to $100,000,000. The Revolving Credit Facility matures on November 30, 2005 and is provided by a group of banks.

Harold R. Beattie, Jr., Sr. Vice President, Chief Financial Officer and Treasurer of Elcor Corporation, said, "In addition to significantly extending the maturity structure of Elcor's debt on favorable terms, this transaction increases Elcor's total committed borrowing availability and results in a better diversification of Elcor's funding sources."

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Elcor, through its subsidiaries, manufactures Elk brand roofing and building products, reconditions locomotive engine components, provides technology for gas processing, and metallizes plastic components for use in consumer electronic devices. Each of Elcor's principal operating subsidiaries is the leader or one of the leaders within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK).

Elcor's roofing and building products facilities are located in Tuscaloosa, Alabama; Shafter, California; Myerstown, Pennsylvania; Dallas and Ennis, Texas. Its electronics manufacturing services facilities are located in Lufkin and Dallas, Texas; its locomotive engine products facility is located in Cleveland, Ohio; and its gas processing technology operation is located in Midland, Texas.